Exhibit 99(b)

Management’s
              Discussion & Analysis
                                                                          of Financial Condition and Results of Operations (in US Dollars)

The following management discussion and analysis is the responsibility of management. The Board of Directors carries out its responsibility for review of this disclosure principally through its audit committee, consisting exclusively of outside directors. The audit committee reviews this disclosure and recommends its approval by the Board of Directors.

Strategy for success
PotashCorp is determined to be the industry’s low-cost global supplier on a delivered basis, and to have sufficient size in each of our three nutrients to give us a strong presence in the marketplace. We are focused on decommoditizing our business by designing strategies in each nutrient that reduce the volatility of the traditional commodity earnings trend line and direct it upwards. We have unique strengths that can enable us to take advantage of growth in the industry and cushion us from its volatility. We strive to build on these strengths by acquiring and maintaining low-cost, high-quality capacity that complements our existing assets and adds strategic value.

In our day-to-day business, we aim to maximize gross margin by focusing on the right blend of price, volumes and asset utilization, with the goal of offering superior returns through sustained growth. Even during the current lengthy downturn in fertilizer, we have remained profitable. We constantly link our financial performance with areas of extended responsibility: the environment, our social and economic stakeholders and all who depend on us.

Potash: Building on global leadership
Our high-quality ore, low-cost production and excess capacity are at the root of our strategy and strength in potash. Confident that price is more important than volumes, we match supply to demand to minimize inventory overhang and grow earnings — a strategy that has consistently proved itself. With 65 percent of world excess capacity, we can respond to rising global demand by bringing on capacity; we aim to get a significant share of that growth. Greater production should lower our costs and increase our sales volumes. A tighter supply/demand balance is expected to go hand-in-hand with higher prices. We expect any potential threat to this strategy posed by new global capacity to be deflected by the scarcity of suitable undeveloped ore bodies, and the high capital cost and time required to bring a greenfield operation into production.

We are a preferred supplier to developing nations, where we expect the greatest growth in potash demand. Since transportation costs are an important component of delivered costs and we have definite advantages in markets close to our sources of supply, we often base our sales strategies on the proximity of our customers. Thus, we supply Asia

Management’s Discussion & Analysis

and the US mainly from our six Saskatchewan locations, and South America and Europe primarily from our New Brunswick base. We minimize transportation and marketing costs for Saskatchewan offshore sales through our membership in Canpotex. For customers in the US and Canada, we maintain a system of distribution warehouses that are well-positioned to provide timely delivery of quality product to the high-demand spring and fall markets. We maximize utilization of unit trains to obtain volume discounts from railways. We are also working to expand our sales of potash for industrial use.

Phosphate: Strength through diversification
Our high-quality, low-cost phosphate reserves allow us to diversify into a wide range of higher-margin products, and that mix lets us respond quickly to market changes. With approximately 75 years of reserves and multi-year mining permits, we have the ability to achieve critical mass in specialty markets that bring good returns and maximize potential profitability. Our production portfolio also lets us take advantage of fertilizer during its upcycle and remain profitable with our other product lines when fertilizer markets turn down.

Our long-term goal is to use at least half of our phosphoric acid in higher-margin feed and industrial products and allot the rest to fertilizer production. We constantly pursue opportunities to further diversify into the industrial and animal feed phosphate markets. We are able to alter the fertilizer split as required to maximize margins from the solid fertilizers DAP and MAP, and the liquids merchant grade phosphoric acid, superphosphoric acid and polyphosphates.

Nitrogen: The best of two worlds
With our ammonia production split approximately 50-50 between our

Trinidad complex and our four plants in the US, we have a different focus for each region and a different way of controlling input costs.

We utilize our Trinidad production mainly for fertilizer, and keep production costs down with long-term gas contracts tied to the price of ammonia in the US Gulf. In the US, we hedge a portion of our natural gas needs and focus our production on higher-priced industrial sales with long-term contracts, emphasizing reliable quality and security of supply. Our varied US production lets us maximize sales into industrial markets, supplemented by fertilizer sales so we can run our plants at high operating rates and control costs. We continue to use a natural gas hedging strategy to minimize the risks from the current volatile US gas market and ensure low-cost operation in the face of rising offshore imports.

With 65 percent of the world’s excess capacity, we could almost double our annual production and supply nearly 30 percent of global potash consumption.

In 2002, we reinforced our diversified position in phosphate. We commissioned our new DFP plant, added a plant to our feed group and progressed toward the scheduled start-up of our expanded purified phosphoric acid plant early in 2003.

By maintaining long-term natural gas contracts in Trinidad and hedging a portion of our US gas purchases, we were sheltered from the higher gas costs faced by US nitrogen producers buying primarily on the spot market.

Management’s Discussion & Analysis

Industry Indicators
what happened in
2002

Weather hurt crops in many areas
Poor weather in North America and a developing El Niño affected crops in several parts of the world. Examples of substantial production cuts are those experienced by US corn, Indian rice and Canadian and Australian wheat, with year-over-year reductions of 5, 15, 25 and 60 percent respectively.

Combined with rising global demand, the net effect was a drawdown in the global grain inventory to the lowest level in nearly 30 years, with USDA projecting a stocks-to-use ratio of 22 percent for crop year 2002/03.

US natural gas prices climbed
Natural gas is a key input for nitrogen production, making up at least 70 percent of US ammonia production costs. Natural gas prices more than doubled from $2.01/MMBtu in February to $4.13 in December. US producers without hedging programs found their margins under pressure. Based on the Tampa ammonia price benchmark, the high cash costs would have kept their margins in red ink for approximately 90 percent of the year.

Grain prices strengthened
Low global production and reduced inventories have historically strengthened crop prices, increased planted acres and encouraged fertilizer consumption. Most important is the price of the worldwide staple, corn. By year-end, its price was $2.32, up 21 percent from the April low.

US Farm Bill supports farmers
The new US Farm Bill set in place a flexible and transparent framework that provides farmers with price and income support for six years and is expected to furnish a long-term incentive to restore soil fertility. The impact of the higher grain prices on assistance paid during periods of weak prices meant government payouts were down from the 2001 level of $20.7 billion. In spite of this, government assistance to farmers at over $13 billion in 2002 was the sixth highest in history.

China backtracks on WTO commitments
China joined the World Trade Organization (WTO) in December 2001, agreeing to eliminate quantitative restrictions on fertilizer imports and implement a tariff rate quota (TRQ) system. Under the terms of the agreement, the 2002 TRQ level for DAP was set at 5.7 million tonnes and for urea at 1.3 million tonnes. Prior to this agreement, urea imports had been banned for nearly five years, and DAP imports had been limited beginning in 2001. Under the new system, imports of both increased. As 2002 progressed, China delayed the issuance of TRQ allocations beyond the spring fertilizer demand season and then introduced a standard limiting the cadmium content of fertilizer. These impediments to free trade created uncertainty in DAP markets. At year-end, the US fertilizer

Crop prices rebounded in 2002,
spurred by the lowest grain stocks
level since the early 1970s.

China, the world’s largest fertilizer consumer,
imported more DAP and urea after joining the
WTO but considerably less than 1997 levels.

In the fourth quarter, gas prices rose but
ammonia prices lagged and margins for
unhedged producers were negative.

Management’s Discussion & Analysis

industry and regulatory bodies were countering, requesting adherence to the WTO agreement and use of science-based standards for cadmium content.

Economic growth encourages industrial usage
The US economy grew by 2.4 percent in 2002, compared to 0.3 percent in 2001. Producers of many industrial products reduced inventory in the first half and then began to increase production, requiring more inputs. For most of the year, consumer spending helped support the economy, with strong automotive sales and housing starts.

The world economy moved towards recovery with 1.6 percent growth, compared to 1.0 percent in 2001. Strong growth in China (7 percent) and India (5 percent) spurred demand for consumer goods and for improved diets. Brazil and Argentina devalued their currencies but a natural hedge assisted their fertilizer imports, which, like their crop exports, are in US dollars. Russia implemented economic reforms that are ultimately expected to boost domestic fertilizer consumption and reduce its nitrogen exports. A bill was passed allowing private citizens the right to buy land. The US and the EU granted Russia market economy status, though its nitrogen exports face anti-dumping charges until its domestic gas prices rise to international levels. Russia’s desire to join the WTO is expected to increase gas prices, and to reduce the future international competitiveness of its nitrogen products.

India’s discriminatory subsidies have reduced DAP imports and boosted domestic production.

India discriminates against DAP imports
India, the world’s second largest phosphate consumer, depends on imports of raw materials or finished products. It continued to heavily subsidize its domestic DAP producers, allowing them to increase production. This kept its imports at the lowest level since 1987.

Shifts in global meat sales and trade
US poultry exports were down 12 percent from the 2001 record. Russian veterinary restrictions that banned US poultry imports for part of the year allowed Brazil to increase its share of the Russian market, and Russia to boost its domestic production. US production of beef, pork and poultry all rose as consumption per capita grew, for a combined increase of over 3 percent. In spite of this, US consumption of phosphate feed supplements fell by approximately 5 percent from 2001, partly due to the substitution of meat and bone meal.

Capacity overview
Nitrogen: Western Hemisphere nitrogen capacity outside North America has increased by approximately 20 percent since mid-2000, when a 725,000 tonne per year (tpy) plant in Argentina, and a 1.2 million tpy plant in Venezuela came on stream. In mid-2002 a 640,000 tpy plant was commissioned in Trinidad. In the US, imports from these plants have increased at the same time as higher gas prices have squeezed margins of local producers. As a result of this new capacity, over 1.5 million tonnes of US ammonia capacity shut down in 2001. It has not operated since then. In addition, US producers have curtailed production, operating at approximately 80 percent of capacity in 2002. This compares to a typical level of 95 to 100 percent when gas prices were near $2/MMBtu.

Phosphate: World phosphate markets continued adjusting to the surge of approximately 2.5 million tonnes P2O5. This new and debottlenecked phosphoric acid capacity came on stream in 2000-2002 in India, Australia, Morocco, Senegal and South Africa. This is approximately 6 percent of the 40 million tonne global P2O5 capacity. This new production, most of which was upgraded to DAP, depressed world markets. In response, individual DAP producers in the US curtailed their output.

Potash: No major additions to capacity came on stream.

Potash Production

	2002	2001

World	43.6 MT	42.0 MT

PotashCorp	6.4 MT	6.1 MT

PotashCorp Share	14.7%	14.5%

MT = Million tonnes KCl
Source: Fertecon, PotashCorp

Phosphoric Acid Production

	2002	2001

World	28.5 MT	27.5 MT

PotashCorp	1.5 MT	1.6 MT

PotashCorp Share	5.3%	5.8%

MT = Million tonnes P2O5
Source: Fertecon, PotashCorp

Nitrogen Production

	2002	2001

World	129.8 MT	127.9 MT

PotashCorp	3.7 MT	3.7 MT

PotashCorp Share	2.9%	2.9%

MT = Million tonnes ammonia
Source: Fertecon, PotashCorp

Management’s Discussion & Analysis

PotashCorp
                                           what happened in 2002
Earnings guidance review
The company’s initial projection for diluted earnings per share (EPS) in 2002 was in the range of $2.00 per share. The final result was $1.03 per share. The primary causes of this variance from projected amounts are:

CAUSE	EFFECT ON DILUTED
AFTER-TAX EPS
Potash sales volumes lower	$(0.20)
Potash realized prices lower	(0.21)
Lower provincial mining and other taxes	0.20
PCS Yumbes (potassium nitrate operations)	(0.06)

Subtotal potash	(0.27)

Phosphate realized prices lower	(0.29)
Higher phosphate unit cost of sales	(0.32)

Subtotal phosphate	(0.61)

Nitrogen unit cost of sales higher	(0.16)

Subtotal nitrogen	(0.16)

SUBTOTAL OF THE ABOVE	(1.04)

Lower selling and administrative expenses	0.05
Foreign exchange variance	(0.02)
Income tax variance	0.04

TOTAL VARIANCE FROM PROJECTED DILUTED EPS	$(0.97)

Potash
•	Potash volumes in the domestic market and prices in both the domestic and offshore markets were down due to competitive pressures.
•	Provincial mining taxes were lower due to lower margins on potash.
•	The company’s nitrate operations in Chile continued to be affected by high costs due to start-up, low operating rates and weak prices.
Phosphate
•	In phosphate, prices were down and higher costs were primarily attributable to reduced production volumes, unscheduled reduced operating rates due to sulfur shortages and increased sulfur input costs.
Nitrogen
•	The unit cost of sales for nitrogen was up due to natural gas prices that were higher than those forecast, with minimal product price offset.
Corporate
•	Spending restraint and no amortization of goodwill reduced selling and administrative expenses.
•	Income taxes decreased due to lower earnings.

Overview

	Dollars (millions)
	except per share amounts			% Increase (Decrease)
	2002	2001	2000	2002	2001

Net Sales	$1,913.8	$2,072.7	$2,231.6	(8)	(7)

Gross Margin	$301.6	$399.2	$482.8	(24)	(17)

Provision for Plant Closures and Office Consolidation	—	—	$24.3	—	—

Operating Income	$166.9	$269.7	$326.8	(38)	(17)

Net Income	$53.6	$121.2	$198.0	(56)	(39)

Net Income Per Share — Basic	$1.03	$2.34	$3.78	(56)	(38)

Net Income Per Share — Diluted	$1.03	$2.32	$3.76	(56)	(38)

Management’s Discussion & Analysis

Potash

				% Increase					% Increase					% Increase
	Dollars (millions)			(Decrease)		Tonnes (thousands)			(Decrease)		Average per MT			(Decrease)
	2002	2001	2000	2002	2001	2002	2001	2000	2002	2001	2002	2001	2000	2002	2001

Net Sales
North American	$215.3	$232.1	$237.8	(7)	(2)	2,780	2,894	2,939	(4)	(2)	$77.45	$80.21	$80.92	(3)	(1)
Offshore	300.7	293.4	340.9	2	(14)	3,547	3,349	3,973	6	(16)	$84.76	$87.62	$85.79	(3)	2
Other	18.0

	534.0	525.5	578.7	2	(9)	6,327	6,243	6,912	1	(10)	$84.40	$84.18	$83.72	—	1

Cost of Goods Sold
Cash Costs	272.1	249.6	233.8	9	7						$43.00	$39.98	$33.82	8	18
Depreciation and Amortization	46.3	34.1	40.9	36	(17)						$7.32	$5.46	$5.92	34	(8)

	318.4	283.7	274.7	12	3						$50.32	$45.44	$39.74	11	14

Gross Margin	$215.6	$241.8	$304.0	(11)	(20)						$34.08	$38.74	$43.98	(12)	(12)

2002 vs 2001

The gross margin drop from 2001 in our potash segment was principally attributable to Yumbes, our potassium nitrate plant in Chile, and to increased competitive pressures in domestic and offshore markets.

Net sales volumes from this segment rose slightly in 2002, due to higher offshore volumes and the first year of sales from Yumbes. Previously, Yumbes had been in preproduction and revenues had been offset by costs that were capitalized. North American sales volumes were down, as we chose not to participate in some lower-priced domestic sales. Volumes were further affected by a poor spring planting season, a late harvest and an early winter. Prices came under pressure, we believe, when North American competitors seeking higher cash flow attempted to sell more potash to capitalize on its profitability. Offshore, we set a sales record in March, and we sold additional tonnes to China, Brazil, Japan and Malaysia. However, we did not get the growth we had anticipated entering the year as we experienced aggressive competition in offshore markets, resulting in lost sales and lower prices.

Unit cost of sales (excluding Yumbes) decreased, primarily because production tonnes were up. Start-up problems and low operating rates at Yumbes increased its costs. Since the market has not yet absorbed all the available nitrate capacity, prices for that nutrient have not recovered to the levels of the late 1990s. In total, Yumbes negatively affected potash gross margin.

Potash prices have remained relatively stable in both North American and offshore markets. On an annual basis, they have stayed within a 3 percent range over the last three years.

2002 POTASH PRODUCTION (million tonnes KCl)

	Annual	2002	2001	Mine Site
	Capacity	Production	Production	Employees
				(active)

Lanigan SK	3.828	1.424	1.354	331

Rocanville SK	2.295	1.700	1.593	324

Allan SK	1.885	.864	.768	272

Cory SK	1.361	.677	.747	184

Patience Lake SK	1.033	.230	.241	67

Esterhazy SK1	.953	.953	.816	0

New Brunswick NB	.785	.599	.609	331

TOTAL	12.140	6.447	6.128	1,509

1	Production at Esterhazy is mined from PotashCorp reserves by IMC Esterhazy Canada Limited Partnership under a long-term agreement. For calendar year 2003, our allocation is 0.953 million tonnes.

Management’s Discussion & Analysis

Shutdown weeks to control inventory are an important factor in our potash costs. In 2002, we had 63.1 shutdown weeks, almost the same as the year before.

Our New Brunswick operation can supply potash to Brazil at lower cost than any other producer and with a 24 percent shorter sailing time compared to Belarus.

Our Saskatchewan potash, with large storage facilities in Vancouver and Portland, has a 30 percent advantage over Middle Eastern producers in sailing time to China.

2001 vs 2000

Net sales for potash decreased in 2001. Results were significantly affected by conditions in the offshore market as record offshore sales volumes in 2000 led to high inventories in several key consuming countries at the beginning of 2001. These customers did not purchase product until their inventories were reduced. Depressed prices for several offshore crops that use potash lowered world consumption. In addition, aggressive selling by Russian marketing agency IPC resulted in lower offshore sales volumes in 2001 as compared to 2000. North American sales tonnes were down slightly, due primarily to reduced consumption. Average realized sales prices were up slightly in offshore markets due to lower freight costs but down slightly in the North American market, principally due to competitive pressures.

The number of shutdown weeks increased significantly over those in 2000 (63 weeks in 2001 compared to 38 in 2000). The increase in shutdown weeks, high natural gas prices in the first half of 2001 and a stronger Canadian dollar in the first half of the year resulted in higher unit production costs for the year.

Phosphate

				% Increase					% Increase					% Increase
	Dollars (millions)			(Decrease)		Tonnes (thousands)			(Decrease)		Average per MT			(Decrease)
	2002	2001	2000	2002	2001	2002	2001	2000	2002	2001	2002	2001	2000	2002	2001

Net Sales
Fertilizer — liquids	$144.9	$145.0	$192.3	—	(25)	675	741	986	(9)	(25)	$214.55	$195.56	$195.10	10	—
Fertilizer — solids	113.4	130.1	222.9	(13)	(42)	745	927	1,523	(20)	(39)	$152.26	$140.30	$146.31	9	(4)
Feed	216.8	208.6	215.4	4	(3)	961	874	907	10	(4)	$225.55	$238.79	$237.44	(6)	—
Industrial	157.2	168.1	151.9	(6)	11	512	503	477	2	5	$307.29	$334.32	$318.48	(8)	5

	632.3	651.8	782.5	(3)	(17)	2,893	3,045	3,893	(5)	(22)	$218.58	$214.06	$201.00	2	7

Cost of Goods Sold
Cash Costs	516.9	517.1	640.3	—	(19)						$178.69	$169.82	$164.47	5	3
Depreciation and Amortization	76.8	72.0	68.1	7	6						$26.55	$23.65	$17.50	12	35

	593.7	589.1	708.4	1	(17)						$205.24	$193.47	$181.97	6	6

Gross Margin	$38.6	$62.7	$74.1	(38)	(15)						$13.34	$20.59	$19.03	(35)	8

2002 vs 2001

Overall phosphate net sales volumes decreased slightly in 2002, mainly because we decided not to participate in low-priced offshore markets for liquid fertilizers and, for the first half of the year, solid fertilizers. Increased DAP imports by China encouraged a return to the offshore market in the second half of 2002. North American feed sales volumes were

Management’s Discussion & Analysis

flat as a competitor brought on new capacity, customers tightened feed formulation and competition increased from meat and bone meal and from phytase. Offshore feed volumes increased significantly with higher sales to Mexico and the Philippines, and from our Brazilian feed plant. Excluding hydrofluosilic acid (HFSA), a byproduct previously included in Other income, industrial sales volumes and prices were each down 4 percent.

Overall liquid fertilizer prices were up due to product mix, as less low-priced product was sold into the offshore market. Tighter supply pushed up prices for solid fertilizers. Competitive pressures also pushed down feed prices in both domestic and offshore markets as new capacity came on stream. Prior period contract adjustments with a major customer, plus competitive pressures, kept industrial prices down.

Several factors joined to raise phosphate production costs. Lower production volumes meant fixed costs had to be allocated over fewer tonnes. We used high-cost inventoried rock from an area where dredging costs were incurred. Sulfur shortages late in the year cut operating rates and raised input costs, increasing unit costs. The purified acid plant experienced operating problems in the third quarter, which affected costs.

2002 ROCK AND ACID PRODUCTION

	Phosphate Rock (million tonnes)			Phosphoric Acid (million tonnes P2O5)
	Annual	2002	2001	Annual	2002	2001	Employees
	Capacity	Production	Production	Capacity	Production	Production	(active)

Aurora NC	6.0	3.440	3.900	1.202	.852	.916	985

White Springs FL	3.6	1.547	1.677	1.093	.480	.473	820

Geismar LA	—	—	—	.202	.180	.184	81

TOTAL	9.6	4.987	5.577	2.497	1.512	1.573	1,886

2002 PHOSPHATE PRODUCTION (million tonnes product)

		Aurora				White Springs		Geismar
		Annual	2002	2001	Annual	2002	2001	Annual	2002	2001
		Capacity	Production	Production	Capacity	Production	Production	Capacity	Production	Production
Liquids:	MGA[1]	1.835	1.336	1.377	1.908	.828	.834	.337	.324	.332

	SPA	.676	.200	.219	1.138	.639	.662	.196	.117	.116

Solids:	DAP	1.247	.495	.791	.710	.028	—	—	—	—

	MAP	.273	.255	.071	—	—	—	—	—	—

1	A substantial portion is consumed internally in the production of downstream products. The balance is exported to phosphate fertilizer producers and sold domestically to dealers that custom-mix liquid fertilizer.

2002 PHOSPHATE FEED PRODUCTION (million tonnes)

	Annual	2002	2001	Employees
	Capacity	Production	Production	(active)

Davenport IA1	—	—	.003	—

Marseilles IL	.278	.177	.192	36

White Springs FL (monocal)	.272	.137	.154	23

Weeping Water NE	.209	.166	.170	46

Joplin MO2	.163	.104	—	35

Aurora NC	.159	.004	—	32

Kinston NC3	.141	.054	.063	21

White Springs FL (DFP)	.100	.096	.089	35

Fosfatos do Brasil	.110	.047	.053	74

TOTAL	1.432	.785	.724	302

1	Ceased production January 15, 2001
2	Purchased March 1, 2002
3	Ceased production February 19, 2003

Management’s Discussion & Analysis

Average annual liquid and solid
fertilizer prices were the highest in
three years, while feed and industrial
prices lost some ground.

2001 vs 2000

Overall, phosphate net sales decreased in 2001. The phosphate fertilizer market was weak due to poor world supply/demand fundamentals caused chiefly by new production capacity in Australia and India and reduced purchases by major importers, primarily China and India. Solid fertilizers lost money in 2001 on a gross margin basis, primarily due to lower prices. The company cut production during the year and by year-end was operating only the solid fertilizer capacity required to produce our higher-margin products. That production was being used to supply North American customers. North American fertilizer sales volumes also declined, affected by reduced North American phosphate consumption, down an estimated 5 percent in 2001. The industrial market continued to provide good margins during the year. Sales volumes were up as compared to 2000, primarily due to the additional sales provided by the purchase of the remaining 50-percent interest in Albright & Wilson Company (A&W) near the end of the first quarter of 2000. New customers also added to sales volumes. Higher average prices on a year-over-year basis were also due to the A&W acquisition as the company began selling an upgraded product that is higher priced. PotashCorp’s wet acid production, which was expanding, provided shelter from the downturn in certain phosphoric acid markets. Feed sales volumes were flat in the offshore market but down in the North American market due to decreased demand. Sales prices for feed products were flat overall.

The price of sulfur, a key phosphate input, decreased significantly as compared to 2000 due to reduced demand as domestic DAP producers cut back production. The price of ammonia (another key input) increased in the first part of the year due to the higher natural gas prices. As the price of natural gas fell during the year, ammonia prices tracked this decline, ending the year at levels lower than at the end of 2000. The increase in ammonia prices in the first part of the year more than offset the savings on sulfur and, combined with lower production volumes (which spread fixed costs over fewer tonnes), increased per-tonne production costs.

Nitrogen

				% Increase					% Increase					% Increase
	Dollars (millions)			(Decrease)		Tonnes (thousands)			(Decrease)		Average per MT			(Decrease)
	2002	2001	2000	2002	2001	2002	2001	2000	2002	2001	2002	2001	2000	2002	2001

Net Sales
Ammonia	$232.7	$313.6	$217.5	(26)	44	1,867	1,993	1,377	(6)	45	$124.66	$157.35	$157.99	(21)	—
Urea	212.1	215.4	236.3	(2)	(9)	1,592	1,346	1,572	18	(14)	$133.16	$160.01	$150.33	(17)	6
Nitrogen Solutions	93.3	114.9	135.7	(19)	(15)	1,097	1,156	1,593	(5)	(27)	$85.04	$99.34	$85.15	(14)	17
Other	140.4	149.9	135.7	(6)	10	1,489	1,369	1,434	9	(5)	$94.27	$109.49	$94.61	(14)	16
Carbon Dioxide	9.5	8.2	9.4	16	(13)	924	858	831	8	3	$10.26	$9.68	$11.29	6	(14)

	688.0	802.0	734.6	(14)	9	6,969	6,722	6,807	4	(1)	$98.72	$119.31	$107.92	(17)	11
Purchased	59.5	93.4	135.8	(36)	(31)	449	628	896	(29)	(30)	$132.82	$148.55	$151.55	(11)	(2)

	$747.5	$895.4	$870.4	(17)	3	7,418	7,350	7,703	1	(5)	$100.77	$121.82	$112.99	(17)	8

Fertilizer	$317.4	$424.7	$463.2	(25)	(8)	2,976	3,282	3,772	(9)	(13)	$106.64	$129.39	$122.78	(18)	5
Feed and Industrial	430.1	470.7	407.2	(9)	16	4,442	4,068	3,931	9	3	$96.83	$115.71	$103.59	(16)	12

	747.5	895.4	870.4	(17)	3	7,418	7,350	7,703	1	(5)	$100.77	$121.82	$112.99	(17)	8

Cost of Goods Sold
Cash Costs	612.1	727.9	699.6	(16)	4						$82.52	$99.03	$90.82	(17)	9
Depreciation and Amortization	88.0	72.8	66.1	21	10						$11.86	$9.91	$8.58	20	16

	700.1	800.7	765.7	(13)	5						$94.38	$108.94	$99.40	(13)	10

Gross Margin	$47.4	$94.7	$104.7	(50)	(10)						$6.39	$12.88	$13.59	(50)	(5)

Management’s Discussion & Analysis

2002 vs 2001

Nitrogen net sales were down in 2002 primarily due to lower prices. Total nitrogen sales volumes were flat in 2002, as higher sales of urea and nitric acid more than offset lower sales of ammonia and nitrogen solutions. Urea volumes rose as field conditions drove farmers away from ammonia, and stronger industrial demand raised other product sales volumes. We shut down nitrogen solutions production at Geismar for three months due to oversupply and low prices caused by large imports, primarily from Russia, in the first half of 2002. As a result, nitrogen solutions sales volumes were down.

Until very late in the year, low natural gas prices made it feasible for North American competitors to produce at higher rates than in 2001. In addition, new capacity came on stream in Trinidad at mid-year. The resulting oversupply drove product prices down. Higher gas prices near the end of the year led to improvements in most product prices but this improvement was tempered as US plant curtailments were lower than anticipated. Late in the year, nitrogen solutions prices improved in anticipation that anti-dumping duties would be levied on imported product from certain competitors.

The unit cost of sales fell in 2002, primarily because the average unit cost of natural gas was down 15 percent on a year-over-year basis. These reductions were partially offset by increased depreciation and amortization due to a full year’s depreciation of the Trinidad plants, whose long-term leases we purchased in May 2001, and accelerated amortization of turnaround costs.

2002 NITROGEN PRODUCTION (million tonnes)

	Ammonia[1]			Urea Solids			Nitrogen Solutions[3]
	Annual	2002	2001	Annual	2002	2001	Annual	2002	2001
	Capacity	Production	Production	Capacity	Production	Production	Capacity	Production	Production

Trinidad	1.851	1.768	1.835	.631	.674	.514	—	—	—

Augusta GA	.688	.689	.612	.381	.363	.335	.581	.220	.292

Lima OH	.542	.496	.488	.329	.208	.191	.227	.124	.113

Geismar LA	.483	.369	.475	—	—	—	1.028	.721	.807

Memphis TN	.371	.324	.288	.409	.374	.295	—	—	—

TOTAL	3.935	3.646	3.698	1.750	1.619	1.335	1.836	1.065	1.212

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Nitric Acid[1,2]			Ammonium Nitrate Solids
	Annual	2002	2001	Annual	2002	2001	Employees
	Capacity	Production	Production	Capacity	Production	Production	(active)

Trinidad	—	—	—	—	—	—	397

Augusta GA	.541	.539	.515	.512	.512	.473	119

Lima OH	.097	.098	.096	—	—	—	5[4]

Geismar LA	.844	.731	.706	—	—	—	120

Memphis TN	—	—	—	—	—	—	131

TOTAL	1.482	1.368	1.317	.512	.512	.473	772[5]

1	A substantial portion is upgraded to value-added products.
2	As 100% HNO3 tonnes.
3	Based on 32% N content.
4	BP Chemicals operates the Lima facility under an operational agreement with PCS Nitrogen.
5	353 contract employees work at the nitrogen plants, for a total active work force of 1,125.

As anticipated, increased capacity in Trinidad and South America has displaced US capacity and raised imports.

Nitrogen prices followed the high gas prices at the end of 2000 and fell throughout 2001, rising again in the fourth quarter of 2002.

Our varied US production lets us maximize our industrial sales and supplement them with fertilizer sales, achieving high operating rates and controlling costs.

Management’s Discussion & Analysis

2001 vs 2000

Overall, nitrogen net sales increased in 2001. The nitrogen fertilizer market was volatile. High natural gas prices at the beginning of the year resulted in higher sales prices for all nitrogen fertilizer products as there were significant domestic production curtailments. With a significant portion of our gas costs locked in, PotashCorp was a major beneficiary of those higher prices. However, as natural gas prices fell, more domestic production came back on stream and nitrogen sales prices fell. In addition, the high North American prices at the beginning of the year attracted imports from offshore competitors. By year-end, most import activity had declined, with the exception of nitrogen solutions where import levels remained high. Sales volumes of manufactured ammonia increased significantly as the company’s plants in Trinidad were operational for the full year, thereby reducing the need to supplement production with purchased product. Urea and nitrogen solutions sales volumes were down, primarily due to competition from offshore producers and reduced consumption. While sales in the nitrogen feed and industrial markets were affected by the slowing economy, PotashCorp’s nitrogen feed and industrial volumes were up. Average prices for feed and industrial products also increased as compared to 2000.

The unit cost of production increased during the year as a result of higher natural gas prices in the United States. Unexpected plant outages and some plant idling also contributed to increased costs. The average cost of natural gas in Trinidad was lower in 2001 than in 2000 due to renegotiation of certain of the company’s gas contracts in 2000.

Expenses and other income

	Dollars (millions)			% Increase (Decrease)
	2002	2001	2000	2002	2001

Selling and administrative	$91.7	$99.7	$111.0	(8)	(10)

Provincial mining and other taxes	68.0	70.0	77.2	(3)	(9)

Foreign exchange loss (gain)	5.5	(13.7)	(8.1)	—	69

Other income	(30.5)	(26.5)	(48.4)	15	(45)

Interest Expense	83.1	80.3	61.6	3	30

Income Taxes	30.2	68.2	67.2	(56)	1

2002 vs 2001

Selling and administrative expenses decreased due to spending restraint in all areas of PotashCorp, and an accounting policy change that eliminated amortization of goodwill. (See Note 3 to the consolidated financial statements.) The reduction in gross margin per tonne on potash sales meant lower provincial mining and other taxes.

For the year, the company incurred a foreign exchange loss of $5.5 million compared to a gain of $13.7 million in 2001, a swing of $19.2 million. The 2002 foreign exchange loss primarily related to the devaluation of the Brazilian real throughout the year as well as the strengthening of the Canadian dollar. In 2001, the Canadian dollar weakened considerably against the US dollar, resulting in the majority of the large foreign exchange gain for the year.

Other income increased as compared to 2001 primarily due to the adoption of equity accounting for SQM after we increased our ownership from 18 percent in 2001 to 20 percent in 2002. This increase was partially offset by a reduction in miscellaneous items.

Interest expense on long-term debt increased as the $600.0 million of notes issued in May 2001 were outstanding for the full year. However, this increase was largely offset by reduced interest expense on short-term debt as commercial paper average balances and interest rates were lower than in 2001. Weighted average total debt outstanding increased from $1,205.7 million in 2001 to $1,511.7 million in 2002. The weighted average interest rate on total debt outstanding was 6.0 percent (2001 — 6.2 percent).

The effective consolidated income tax rate remained at 36 percent of income before income taxes. The current/future split approximated 80/20, compared to a 30/70 split in 2001, primarily because of higher proportional earnings in Canada in 2002.

Management’s Discussion & Analysis

2001 vs 2000

Selling and administrative expenses declined from 2000 due to a combination of reduced compensation expense, decreased lease expense after the US office consolidation in 2000 and reductions in relocation costs in 2001.

Fewer Saskatchewan-based sales tonnes as compared to 2000 and lower per-tonne margins resulted in a reduction of provincial mining taxes. The provincial mining tax rate per tonne was flat on a year-over-year basis.

Other income decreased due to the gain on sale of Moab Salt Inc. in 2000.

In May 2001, the company issued $600.0 million of 10-year 7.75 percent notes under our shelf registration statement, the proceeds of which were used to finance the buyout of the Trinidad plant leases (at a cost of approximately $384.0 million) and pay down short-term debt. This had the effect of bringing additional debt onto the balance sheet, removing lease expense from nitrogen cost of sales (which was primarily offset by increased depreciation) and increasing interest expense for the year. Weighted average total debt outstanding increased from $916.4 million in 2000 to $1,205.7 million in 2001. The weighted average interest rate on total debt outstanding during the year was 6.2 percent (2000 — 6.8 percent).

The amount of the provision for income taxes was flat as compared to 2000. However, the effective consolidated income tax rate increased from 27 percent (exclusive of the gain on sale of Moab for which there was no tax effect) of income before income taxes in 2000 to 36 percent in 2001. This increase was primarily due to a reduction in additional tax deductions and the geographic mix of earnings. The current/future income tax split in 2001 approximated 30/70. In 2000, the split approximated 49/51. The change is primarily due to lower earnings in Canada in 2001.

Provision for Plant Closures

On January 19, 2001, we announced that we were suspending all DAP production at our White Springs, FL operations, and that we permanently closed our Davenport, IA phosphate feed plant on January 15, 2001. In the fourth quarter of 2000, the company recorded a provision of $24.3 million for asset writedown, severance, inventory allowance, decommissioning and other expenses attributable to these actions.

The suspension of production at White Springs brought our total cutback in DAP production in Florida to 0.710 million tonnes on an annualized basis. Production from Davenport, which had an annual capacity of 0.280 million tonnes of monocal and dical, was transferred to Feed Division plants in Marseilles, IL and Weeping Water, NE.

Analysis of Financial Condition and Cash Flow

The following table summarizes certain of the company’s financial ratios and cash flow data as calculated from the consolidated financial statements (see Financial Terms on page 42):

FINANCIAL RATIOS AND CASH FLOW DATA

	2002	2001	% Change

Total Shareholder Return	5.2%	(20.3)%	—

Book Value per Share	$40.18	$40.16	—

Cash Provided by Operating Activities ($ millions)	$316.4	$75.7	318

Cash Used in Investing Activities ($ millions)	$(271.4)	$(690.0)	(61)

Cash (Used in) Provided by Financing Activities ($ millions)	$(65.8)	$559.6	—

Cash provided by operating activities increased significantly over 2001, primarily because we repaid certain natural gas margin calls to counterparties in 2001 as a result of declining natural gas prices. In 2002, accounts payable were a source of funds, principally due to the increase in natural gas accruals and income taxes payable. As well, inventory levels were relatively stable in 2002, unlike 2001 when we were building inventory of wet concentrate as we prepared to move to our NCPC phosphate area. Partially offsetting these factors was the decline in gross margin.

Additions to property, plant and equipment of $212.2 million include $90.2 million related to the new purified acid plant and DFP plant at Aurora. We also invested an additional $23.2 million in SQM and spent $18.9 million on rotational plant maintenance costs.

During the year PotashCorp paid dividends of $52.0 million (2001 — $51.9 million).

Management’s Discussion & Analysis

CONTRACTUAL OBLIGATIONS AND OTHER COMMITMENTS

	Dollars (millions)
	1 to 3 years	4 to 5 years	Over 5 years	Total

Long-Term Debt	15.2	401.9	606.2	1,023.3

Operating Leases	113.9	60.7	137.7	312.3

Raw Material Purchase Commitments	333.1	182.4	618.7	1,134.2

Other	33.8	—	—	33.8

Total	496.0	645.0	1,362.6	2,503.6

Long-term debt primarily consists of $1,000.0 million of notes payable that were issued under a shelf registration statement and $13.2 million Adjustable Rate Industrial Revenue and Pollution Control Obligations. The notes payable are unsecured, bear interest at rates at 7.125 percent ($400.0 million) and 7.75 percent ($600.0 million) and have no sinking fund requirements. The notes are subject to covenants and events of default, including an event of default for acceleration of other debt in excess of $50.0 million. The Adjustable Rate Industrial Revenue and Pollution Control Obligations bear interest at varying rates, are secured by bank letters of credit and have no sinking fund requirements.

Operating leases consist primarily of three items. The first is rail cars that are used to transport finished goods and raw materials. These leases extend out to approximately 2020. The second is the lease of facilities at the Port of Saint John for shipping New Brunswick potash offshore. This lease runs until 2018. The company leases two vessels for transporting ammonia from Trinidad. These leases extend to 2008.

We have long-term agreements for the purchase of sulfur for use in the production of phosphoric acid. These agreements provide for minimum purchase quantities and prices based on market rates at the time of delivery. The commitments included in the above table are based on the market prices for the first quarter of 2003.

PotashCorp’s Trinidad subsidiaries have entered into long-term natural gas contracts with the National Gas Company of Trinidad. The contracts provide for prices which vary with ammonia market prices, escalating floor prices and minimum purchase quantities. The commitments included in the above table are based on floor prices and minimum purchase quantities.

We also have a long-term agreement for the purchase of phosphate rock used at our Geismar facility. This agreement sets a base price (less volume discounts) through to December 2003. Prices in subsequent years are subject to renegotiation. The commitments included in the above table are based on the expected purchase quantity and the set base price (less applicable discounts).

The company has a contractual commitment for mining of nitrates which is in effect until 2005.

LIQUIDITY

		Dollars (millions)
	Total	Amount Outstanding	Amount Available at
	Amount	at December 31, 2002	December 31, 2002

Syndicated Credit Facility	650.0	—	177.0

Lines of Credit	149.0	90.0	44.5

Commercial Paper	500.0	383.0	117.0

US Shelf Registration	1,000.0	—	1,000.0

PotashCorp has a syndicated credit facility, renewable annually, which provides for unsecured advances. The amount available is the total committed amount less the amount of commercial paper and certain lines of credit outstanding. The lines of credit are also renewable annually and the amount available is reduced by outstanding letters of credit. Both the syndicated credit facility and the lines of credit have financial and other covenants which we must comply with at each quarter-end. The principal covenants require debt to capital of less than 0.55:1, long-term debt to EBITDA of less than 3.5:1,tangible net worth greater than $1,250.0 million and debt of subsidiaries less than $250.0 million. The company was in compliance with these covenants at December 31, 2002.

Management’s Discussion & Analysis

We also have a commercial paper program of up to $500.0 million. Access to this source of short-term financing depends primarily on our rating by Dominion Bond Rating Service (DBRS) and conditions in the money markets. We are currently rated by DBRS as R1 Low which should allow unrestricted access to the money markets.

The company may also issue up to an additional $1,000.0 million in unsecured debt securities under its US shelf registration statement.

We believe that internally generated cash flow, supplemented by borrowing from existing financing sources, will be sufficient to meet our anticipated capital expenditures and other cash requirements, exclusive of any possible acquisitions, in 2003.

Fair Value of Gas Hedging Contracts

In addition to physical spot and term purchases, PotashCorp employs futures, swaps and option agreements to establish the cost on a portion of our natural gas requirements. These instruments are intended to hedge the future cost of the committed and anticipated natural gas purchases for our US nitrogen and phosphate plants. The maximum period for these hedges cannot exceed five years. PotashCorp uses these instruments to reduce price risk, not for speculative or trading purposes.

The fair value of our gas hedging contracts at December 31, 2002 was $52.7 million ($8.9 million at December 31, 2001). The company’s futures contracts are exchange-traded and fair value was determined based on exchange prices. Swaps and option agreements are traded in the over-the-counter market and fair value was calculated based on a price that was converted to an exchange-equivalent price. (See Note 23 to the consolidated financial statements for a discussion of the company’s financial instruments and risk management.)

Risks Associated with Financial Instruments

PotashCorp’s nitrogen operations are significantly affected by the price of natural gas. We employ derivative commodity instruments related to a portion of our natural gas requirements (primarily futures, swaps and options) for the purpose of managing our exposure to commodity price risk in the purchase of natural gas. Changes in the market value of these derivative instruments have a high correlation to changes in the spot price of natural gas. Gains or losses arising from settled hedging transactions are deferred as a component of inventory until the product containing the hedged item is sold. Changes in the market value of open hedging transactions are not recognized as they generally relate to changes in the spot price of anticipated natural gas purchases.

A sensitivity analysis has been prepared to estimate our market risk exposure arising from derivative commodity instruments. The fair value of such instruments is calculated by valuing each position using quoted market prices. Market risk is estimated as the potential loss in fair value resulting from a hypothetical 10 percent adverse change in such prices. The results of this analysis indicate that as of December 31, 2002, our estimated derivative commodity instruments market risk exposure was $17.6 million (2001 — $21.7 million). Actual results may differ from this estimate. Changes in the fair value of such derivative instruments, with maturities in 2003 through 2008, will generally relate to changes in the spot price of anticipated natural gas purchases.

The company also enters into forward exchange contracts for the sole purpose of limiting exposure to exchange rate fluctuations relating to certain trade accounts. Gains or losses resulting from foreign exchange contracts are recognized at the time the contracts are entered into and are included in Other income.

Related Party Transactions

We sell potash from our Saskatchewan mines for use outside of North America exclusively to Canpotex Limited, a potash export, sales and marketing company owned in equal shares by the three potash producers in the Province of Saskatchewan. Sales for the year ended December 31, 2002 were $241.2 million (2001 — $237.6 million). Sales to Canpotex Limited are at prevailing market prices and are settled on normal trade terms. PCS Yumbes purchases potash from SQM at prevailing market prices. Purchases for the year amounted to $17.9 million. PCS Yumbes has also entered into a contract

Management’s Discussion & Analysis

with SQM to sell it 8,000 tonnes of potassium nitrate per month at an arm’s length negotiated price through to December 2003. Sales during 2002 amounted to $2.1 million. Transactions with SQM are settled on normal trade terms. The company has no other significant related party transactions.

Critical Accounting Policies

The company’s accounting policies are in accordance with accounting principles generally accepted in Canada. These differ in some respects from accounting principles generally accepted in the United States. These differences are explained and quantified in Note 29 to the consolidated financial statements.

The accounting policies followed by PotashCorp will affect the reported amount of assets, liabilities, revenues and expenses. We believe that the following policies are most significant in determining the results of operations and financial position.

Revenue Recognition

Sales revenue is recognized when there is a firm sales order for product and the product has been physically shipped from our location to the customer. There are no significant product returns as our quality control procedures ensure that product meets customer specifications prior to shipment. Revenue is recorded based on the FOB (free on board) mine, plant, warehouse or terminal price, except for certain vessel sales which are shipped on a delivered basis. Transportation and distribution costs and freight costs recovered from customers are netted against sales revenue.

Financial Instruments

The company enters into forward exchange contracts and natural gas futures, swaps and option agreements to manage our exposure to exchange rate and commodity price fluctuations. We have designated these as hedging activities. Gains or losses on foreign currency exchange contracts are recognized monthly and included in foreign exchange in the statement of income and retained earnings. Gains or losses resulting from changes in the fair value of natural gas hedging transactions which have not yet been settled are not recognized, as they generally relate to changes in the spot price of anticipated natural gas purchases. Gains or losses from settled transactions are deferred as a component of inventory until the product containing the hedged item is sold, at which time both the natural gas purchase cost and the related hedging deferral are recorded as cost of sales.

Depreciation and Amortization

PotashCorp utilizes the units of production method of depreciation for all mine assets and the potash mills. This method uses depreciation rates that are based on estimates of proven and probable reserves. There may be imprecision in these reserve estimates. In periods when there is no production from a mine or potash mill, there is no charge for depreciation. Our other assets are depreciated on a straight-line basis which results in a level charge for depreciation that is approximately the same whether producing or not.

Other Assets

Costs, net of revenues earned, incurred to obtain commercial production levels at new plants are capitalized as deferred preproduction costs and then amortized over 10 years. Rotational plant maintenance costs which consist of planned major maintenance projects are also capitalized when incurred and amortized over two years.

Inventories

Inventories of finished product, raw materials and work in process are valued at the lower of cost and net realizable value, with cost determined using the first in, first out method. Certain inventories of materials and supplies are valued at the lower of average cost and replacement cost and certain inventories are valued at the lower of cost and market.

Critical Accounting Estimates

In preparing our consolidated financial statements in accordance with Canadian GAAP, we make estimates concerning a variety of matters. Some of these matters are highly uncertain, and our estimates involve judgments we make based on the information available to us. In the discussion below we have identified matters for which our results of operations and

Management’s Discussion & Analysis

financial condition could be materially affected if either (a) we used different estimates that we could reasonably have used or (b) in the future we change our estimates in response to changes that are reasonably likely to occur.

The discussion addresses only those estimates that we consider most important based on the degree of uncertainty and the likelihood of a material impact if we used a different estimate; there are many other areas in which we use estimates about uncertain matters.

Impairment

We carry material amounts on our balance sheet for goodwill and preproduction costs that are based on historical costs net of accumulated amortization. We are required to evaluate goodwill on an annual basis to determine if it is impaired. For preproduction costs, this evaluation is required when there are circumstances that indicate impairment.

In each case the recoverability of the asset is assessed based on its capacity to generate future cash flows. The analysis we perform requires that we estimate the future cash flows attributable to these assets, and these estimates require us to make a variety of judgments about our future operations. It is possible that forecasted cash flows used to support the values of these assets may change in the future due to uncertain market conditions or other factors. The changes may result in non-cash charges that could materially affect our results of operations and financial condition.

Environmental Liabilities

We have significant liabilities relating to environmental matters. The two primary sources of these are the requirements to close the gypsum stacks and the reclamation of land mined in our phosphate operations. The determination of these liabilities involves significant judgments about the nature and timing of remediation efforts that will be required. Changes in regulatory or permit requirements, technology and operating practices may result in significant adjustments to the recorded liabilities. Changes in estimates regarding environmental liabilities could result in increased accruals for site restoration and reclamation costs resulting in increased operating expenses.

Risk Management

Understanding and managing risk is part of PotashCorp’s overall strategic planning process. In 2001 our Board adopted a new, comprehensive approach to risk identification and management. Various models of enterprise-wide risk management were examined and the best fit for the company selected. From a comprehensive “risk universe,” the risks likely to affect PotashCorp were identified and analyzed. Those risks were then ranked in order of importance according to severity, duration and controllability, recognizing that there are interconnections among them. The most effective ways to manage the risks were identified. Some of the risks we consider most serious are:

Risk to reputation is key with investors, whose general confidence in corporations has been shaken by scandals. With the public, reputation risk revolves around a lack of understanding of and growing concerns about fertilizer production and use.

For investors, PotashCorp implemented a leading edge practice in corporate governance and reaffirmed our commitment to prompt disclosure and business and financial transparency. To educate the public on the science of fertilizer, we developed a grassroots program called Fertile Minds. We adopted best practices in production and implemented a crisis communication program to handle any possible mishaps.

Commodity price volatility affects a bulk commodity business in which product quality differentiation is negligible, prices are affected by supply/demand dynamics and products may be susceptible to large price swings.

PotashCorp manages this risk generally through product and sales diversity. We have three nutrients and many products within each nutrient, and sell to diverse markets (North America, offshore) for diverse end-uses (fertilizer, industrial, feed).

There is a particular risk in the volatility of natural gas, our highest-cost raw material input and essential to our nitrogen production. We reduce this risk through our hedging program and our long-term gas contracts in Trinidad.

Foreign country risk arises because many future growth opportunities are likely to be outside North America, and may include exchange rate risk as well as political and/or security risks.

These risks can be reduced through financial hedges for exchange rates, by insuring against political risks, and by requiring higher investment return thresholds for potential offshore transactions.

Management’s Discussion & Analysis

Risk of access to capital to finance growth.

We manage this risk by maintaining strong cash flow, a conservative balance sheet and management credibility through high-quality disclosure and transparency.

Security risks around some of our products.

We have increased security measures at all plants producing ammonia, with such methods as enhanced perimeter security with restricted storage areas, searching of incoming and outgoing trucks and extra security on site plus 24/7 patrols.

Risk to information systems particularly involves the security of data from accidental or deliberate destruction and from outside intrusion, and the security of corporate hardware from failure, destruction or theft.

We ensure our data are secure with state-of-the-art systems of access and protection, and regular backup. Our hardware is protected from physical loss, and we have backup site availability and appropriate insurance.

Workplace safety and health risks to workers from safety and health hazards in their normal working activities.

These risks are managed directly by individuals or front-line teams and involve the use of measures such as structured hazard potential assessments, permits to work or lockout procedures, process safety management audits and process hazard analyses.

Risks to human resources come from replacement of an aging, highly skilled work force, medical benefit cost inflation, and increased pension liability due to lower market returns on invested funds compounded by lower prescribed discount rates for calculating pension liabilities.

We manage these risks by maintaining policies and programs developed to ensure we are an employer of choice, balanced with the need for cost control through plan design, administrative controls and employee cost-sharing.

The identification and management of risk are an ongoing process at PotashCorp, because circumstances change and risks change with them.

Outlook

Agriculture

Rising prices for many crops have brightened the world agriculture picture for 2003. With higher prices, more acreage is expected to be planted worldwide and fertilizer application rates should improve. In the US, farmers are expected to plant more acres to corn and wheat, which are large users of fertilizers. The combination of higher prices and larger plantings should bring a widespread increase in fertilizer consumption.

Higher corn prices usually result in more acres planted to corn and increased application rates. As corn is a major user of fertilizer, it is a good leading indicator of higher consumption.

Research by the Potash & Phosphate Institute has found that 43 percent of US soils are deficient in potash and 47 percent are deficient in phosphate. Their nutrient content must be restored to provide optimum crop yields. By improving farmers’ long-term income security, the US Farm Bill passed in 2002 is expected to encourage them to restore soil fertility. In addition, a $3.1 billion Disaster Relief Program for US farmers has been approved by both the Senate and the House.

Offshore, less than optimum nutrient ratios in soils in major agricultural countries such as China, India and Brazil provide opportunity for growth in consumption there. Brazil is bringing more land into production and its soils are deficient in potash, so its imports of this nutrient should remain high. Both Brazil and Argentina are increasing their agricultural output and in 2003 will, for the first time, together produce more soybeans than the US. Maintaining such production will require ample application of fertilizer.

All these factors combine into a positive outlook for fertilizer consumption in 2003 but, as always, they will be affected by the weather during spring planting season. Potential industry consolidation could be another important driver in improving conditions.

Management’s Discussion & Analysis

US ACREAGE FORECAST

	2000	2001	2002E	2003F	+/-*

Corn	79.5	75.8	79.1	80.5	+1.8%

All Wheat	62.5	59.6	60.4	63.5	+5.1%

Soybeans	74.2	74.1	73.8	72.4	-1.9%

Cotton	15.5	15.8	14.0	14.2	+1.4%

Source: USDA, Doane, PotashCorp	* 2003F compared to 2002E.

Worldwide, the ongoing concern about animal diseases is keeping meat and bone meal under scrutiny as an ingredient in animal feeds. The outcome of current studies in a number of countries could place additional restrictions on the use of meat and bone meal. This should improve prospects for higher consumption of phosphate feed supplements such as dical, monocal and DFP, all of which we produce. On the down side, US meat and poultry production and trade may be affected by Russian tariffs/duties and veterinary concerns about poultry.

Economy
We anticipate the global economy will continue its recovery from the severe slump in 2001, building on the gains of 2002. Continued strong growth is forecast for China and India, which did not experience the major downturns. This should encourage their rising consumption of industrial goods and higher-quality foods such as meat.

The US economy is expected to continue its slow recovery, though a potential war with Iraq could affect that. Consumer spending, housing starts and vehicle sales have been buoyant with low interest rates. Business inventories were depleted during the slowdown, clearing the way for increased production.

Natural gas
Natural gas inventories and gas exploration drilling rates were both low as 2002 ended, and together with cool winter weather pushed gas prices over $5.00/MMBtu. World events will likely affect prices in 2003. The impact of the Venezuelan oil strike and the potential for a Middle Eastern conflict have put a premium on oil and disrupted production, which supports high natural gas prices. OPEC has pledged to boost oil production to encourage price stability.

If resolution of the war issue stabilizes oil pricing, gas prices may decline. The February projection for 2003 averaged from seven external sources, including NYMEX, is $4.77/MMBtu.

Potash
We anticipate a stable, growing market for potash. Domestic sales should rise with increased domestic plantings. PotashCorp announced a $4 per ton price increase effective February 1, 2003, and it appears that at least part of this increase will be realized. In offshore markets, Brazil’s record imports of 2002 look set to continue and China’s year-end agreement to import 1.5 million tonnes from Canpotex sets the stage for good volumes in 2003. In addition, an $8 per tonne price increase (partially offset by increasing freight) with Brazil early in 2003 should positively affect spot markets. However, in both regions continued strong competition could temper the better industry conditions.

An agreement reached near the end of 2002 with SQM to provide it with 8,000 tonnes of potassium nitrate each month from our Yumbes plant in 2003 should improve the operating rate of that asset moving forward. However, product prices have not recovered to 1999 levels so the operation should continue to negatively affect potash gross margin.

In New Brunswick, PotashCorp has discovered a potentially significant new high-grade potash ore zone adjacent to our existing mine that we are exploring for future development. Port proximity and a favorable provincial tax regime will be factors in any decision.

Continued growth is expected in
global potash markets, led by higher
consumption in Asia and Latin America.

Over the long term, growth in world potash capacity will fall behind growth in demand, and we expect to achieve a considerable share of that demand growth. As we bring on our excess capacity, we will produce what the market requires. If Russia chose to bring back abandoned capacity, it would need considerable capital to do so. A resumption of domestic consumption would likely provide a market for much of this new Russian production.

Management’s Discussion & Analysis

Phosphate
The advantages brought by our superior rock position will become even greater as we mine from the portion of the deposit that is higher quality and closer to the processing facility at Aurora. That, coupled with higher mine operating rates associated with the restart of the White Springs DAP production, should reduce rock costs. These savings will be offset to some extent by higher anticipated costs for the inputs ammonia and sulfur. China is expected to import about the same DAP volumes as in 2002, and US DAP inventories remain below their five-year average. Both these factors should support DAP prices in 2003. Global producers need to watch for China’s attempts to bypass WTO agreements. India will likely continue to operate a subsidy system that discriminates against DAP imports, despite efforts by US producers and trade officials.

Domestic DAP sales and prices should rise with the likely increase in plantings and input costs. Growth in global demand for both DAP and phosphoric acid is expected to exceed growth in new capacity. However, until there is enough growth in the market to absorb the current curtailed production, true sustained recovery seems unlikely.

The expansion of our purified acid plant will be completed in the first quarter of this year, which should capture additional high-margin industrial sales volumes. In February 2003, PotashCorp ceased production at our Kinston, NC feed plant and convert the facility to a feed warehouse. Product will be supplied from White Springs. A charge of $2.2 million will be taken in the first quarter of 2003 to reflect the shutdown costs.

Nitrogen
In nitrogen, the higher prices entering the year have continued to rise, getting 2003 off to a good start. Higher ammonia prices, led by higher gas prices, could be reinforced by the potential for a Middle Eastern conflict. High gas prices should also accelerate rationalization of US nitrogen production, supporting ammonia prices. Early in 2003, PotashCorp temporarily suspended ammonia and UAN production from our Geismar, LA facility to perform required maintenance during the period of high gas prices. We can produce ammonia in Trinidad with favorable gas costs and upgrade it for industrial customers at Geismar.

Fertilizer Indicators to Watch

•	Crop prices
•	Weather and acreage planted
•	North American natural gas and global sulfur prices
•	India’s subsidies and DAP production
•	China’s imports and adherence to its WTO agreement
•	Russian fertilizer export levels
•	Industry consolidation

Feed and Industrial Indicators to Watch

•	Health of US and world economies
•	Effect of global tensions on energy prices, shipping and nitrogen supply
•	Effect of livestock diseases and restrictions on meat trade and on use of meat and bone meal in animal feeds
•	Consumer spending and inventory levels of vehicles, housing and retail goods

Growth in world demand for both ammonia and urea is expected to exceed growth in world capacity, and nitrogen inventories are low. US producers ended the fourth quarter of 2002 with ammonia inventory 21 percent and urea 14 percent below the five-year average. Moreover, Russia is increasing gas prices to nitrogen producers by 20 percent and rail and electricity rates by more than 10 percent each. These increases should provide a higher floor price for nitrogen products going forward.

On February 25, 2003 we announced the sale of our 2003 natural gas futures contracts to take advantage of current high gas markets. While we anticipate this action will make a positive contribution to earnings, there are no guarantees as nitrogen markets and natural gas prices remain highly volatile and difficult to predict. The rest of our five year hedge remains intact. In addition to our Trinidad long-term gas contracts, we expect to redevelop our US 2003 hedge position as the market allows.

In response to concerns over security issues around nitrogen products, we will do security vulnerability analyses of all our nitrogen plants in 2003.

PotashCorp Financial Outlook
Capital expenditures for 2003 are expected to approximate $155.0 million, of which approximately $120.0 million will be sustaining capital. Depreciation and amortization are expected to approximate $240.0 million due to increased production of potash and potassium nitrate, the start-up of the new feed plant and expansion of the purified acid plant at Aurora, NC, as well as accelerated amortization of nitrogen turnaround costs.

The effective consolidated income tax rate for 2003 is expected to approximate 40 percent, all of which will be future tax. The increase from 36 percent in 2002 is primarily due to the expiration of the last tax holiday in Trinidad. The reduction in the current tax portion is expected to result from the utilization of tax losses and certain

Management’s Discussion & Analysis

reclassifications from current to future taxes. In its February 18, 2003 budget, the Canadian government announced plans to address federal tax inequities facing the potash industry. No details were revealed. As the corrective measures are expected to be phased in over five years, they are unlikely to have any material impact on 2003 results.

In 2003, pension expense and pension cash funding requirements are expected to increase approximately $13 million and $16 million respectively, due to a combination of factors such as poor equity markets and low interest rates. Pension cash funding requirements for 2003 will include retroactive additional contributions for 2002 of approximately $9 million. For 2004, if all assumptions remain equal, the pension expense and pension cash funding requirements should remain similar to 2003 levels (excluding the retroactive contributions for 2002).

Overall, the company is projecting earnings to be approximately double those of 2002. The reduction in the current tax provision and the increased depreciation are expected to increase cash flow from operating activities by approximately $80.0 million prior to any additions from increased net income. As evidenced by the earnings decline in 2002 relative to our initial guidance, unpredictable intervening events — including natural gas prices, sulfur prices, spring planting conditions, level of imports, world economic and political conditions and trade patterns of major consumers of potash, phosphate and nitrogen — can materially affect the accuracy of such projections.

Key Earnings Sensitivities

Earnings of the company’s three nutrient segments are sensitive to a number of factors. The key factors by segment and their approximate effect on EPS based on assumptions comparable to 2002 actuals are:

Potash
• Price changes by $5.00 per tonne	±$0.26
• Sales volumes changes by 100,000 tonnes	±$0.03

Phosphate
• DAP/MAP price changes by $5.00 per tonne	±$0.08

Nitrogen
• Ammonia price changes by $10.00 per tonne	±$0.12
• Urea price changes by $10.00 per tonne	±$0.20
• NYMEX gas changes by $1.00 per MMBtu	±$0.30

Due to the large volumes of potash sold as compared to DAP/MAP or urea/ammonia, the change in potash prices has a much larger effect on EPS than do the products with lower sales volumes. Changes in potash sales volumes have much less impact due to the additional cost of sales associated with the extra tonnes sold.

Forward-Looking Statements

Certain statements in this annual report and this Management’s Discussion and Analysis of Financial Condition and Results of Operations, including those in the “Outlook” section relating to the period after December 31, 2002, are forward-looking statements subject to risks and uncertainties. A number of factors could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: fluctuation in supply and demand in fertilizer, sulfur and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; imprecision in reserve estimates; the outcome of legal proceedings; changes in government policy and regulation; worldwide political conditions; acquisitions the company may undertake in the future; the Fertilizer and Feed and Industrial Indicators to Watch as described herein. The company sells to a diverse group of customers both by geography and by end product. Market conditions will vary on a year-over-year basis and sales can be expected to shift from one period to another. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, other than as required by applicable law.